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     EXHIBIT 11

     CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

     COMPUTATION OF NET INCOME PER COMMON SHARE

     FOR THE QUARTERS ENDED MAY 31, 1994 AND MAY 31, 1993

                                                      May 31, 1994                       May 31, 1993

     Net Income per common equivalent                              Fully                            Fully
       share:                                    Primary          Diluted          Primary        Diluted


     Net income available to common
       shares                               $6,655,429       $6,655,429       $3,391,513       $3,391,513

     Adjustments:
       Assumed exercise of convertible
       debt                                      -----            -----            -----          651,000

     Net income available to common and
     common equivalent shares               $6,655,429       $6,655,429       $3,391,513       $4,042,513

     Shares:

     Weighted average common shares
       outstanding                          15,983,282       15,983,282       11,659,081       11,659,081

     Adjustments:

       (1) Assumed exercise of stock
           options                             152,438          152,438            -----            -----
       (2) Assumed exercise of
           convertible debt                      -----            -----            -----        3,293,085
       (3) Assumed exercise of incentive
           stock options                       226,107          226,107          137,816          137,816

     Total shares                           16,361,827       16,361,827       11,796,897       15,089,982

     Net income per common share             $.41             $.41             $.29             $.27


     CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

     COMPUTATION OF NET INCOME PER COMMON SHARE

     FOR THE NINE MONTHS ENDED MAY 31, 1994 AND MAY 31, 1993

                                                       May 31, 1994                       May 31, 1993

     Net Income per common equivalent
       share:                                                      Fully                              Fully
                                                 Primary          Diluted          Primary          Diluted

     Net income available to common
       shares                              $18,049,875      $18,049,875       $9,947,064       $9,947,064

     Adjustments:

       Assumed exercise of convertible
       debt                                      -----          419,517            -----        1,953,000

     Net income available to common and
     common equivalent shares              $18,049,875      $18,469,392       $9,947,064      $11,900,064

     Shares:

     Weighted average common shares
       outstanding                          15,234,372       15,234,372       11,644,791       11,644,791

     Adjustments:

       (1) Assumed exercise of stock
           options                             129,241          135,370            -----            -----
       (2) Assumed exercise of
           convertible debt                      -----          725,909            -----        3,293,085
       (3) Assumed exercise of incentive
           stock options                       226,715          234,315          130,389          130,389

     Total shares                           15,590,328       16,329,966       11,775,180       15,068,265


     Net income per common share             $1.16            $1.13            $.84             $.79

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